Exhibit 99.1

MGM MIRAGE OPTS TO NOT DECLARE DIVIDEND

(LAS VEGAS)  July 17, 2003 — MGM MIRAGE today announced that it would not declare a regular dividend at this time.

“Our Board regularly reviews the issue of dividends and has recently discussed the matter at great length,” said Terry Lanni, MGM MIRAGE Chairman of the Board and CEO.  “In the context of our current business and capital and investment plans, the Board determined not to initiate a regular dividend program at this time.

“We generally believe that share repurchases are a more attractive way to return capital to shareholders.  We also believe there are better uses of our capital including:

•                                          Continuing reduction of debt;

•                                          Continued re-investment in proven resorts that will generate high returns such as the Bellagio expansion and two new Cirque du Soleil shows currently in development;

•                                          And, finally to reserve our capital to raise our capacity to capture investment opportunities overseas and in emerging domestic markets.”

The company also provided third quarter earnings and other guidance, including that the Company is forecasting Adjusted EPS(1) of approximately $0.30 cents per share.

Any reconciling items to EPS computed in accordance with generally accepted accounting principles cannot be quantified at this time.

(1)                                 Adjusted EPS is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than EPS computed in accordance with generally accepted accounting principles (“GAAP”).

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MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 14 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 43,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island, New York - New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company has entered an agreement to sell Golden Nugget Las Vegas and Golden Nugget Laughlin pending finalization. The Company is also a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE owns and operates MGM Grand Australia in Darwin, Australia, and holds a 25 percent interest in casino developer Metro Casinos Limited of Great Britain. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking“” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company's public filings with the Securities and Exchange Commission.